Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 (Post-effective amendment No.2) of our report dated August 26, 2019 relating to the consolidated financial statements of Happiness Biotech Group Limited as of and for the years ended March 31, 2019 and 2018. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Briggs & Veselka Co.
Houston Texas
October 4, 2019